AMENDMENT NO. 1
                                       TO
                              CONSULTING AGREEMENT


         This Amendment No. 1 dated July 24, 2002 (this "Amendment"), to the Consulting Agreement, dated as of March 2, 1999 (the "Consulting Agreement"), by and between CANADIAN IMPERIAL BANK OF COMMERCE, a Charter bank under the laws of Canada ("CIBC") and FINANCIAL SUPERMARKETS, INC., a Georgia corporation ("FSI"). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Consulting Agreement.

         WHEREAS, pursuant to the Consulting Agreement, CIBC engaged FSI as the exclusive consultant for CIBC and its subsidiaries and affiliates with respect to the establishment, design, construction, operation and marketing of Banking Centers in the United States; and

         WHEREAS, CIBC has represented to FSI that CIBC Delaware Holdings Inc. (including its successors, "CIBC Delaware"), a subsidiary of CIBC, and Safeway Inc. (including its successors, "Safeway") have entered into an agreement (as amended and modified from time to time, the "Safeway Agreement"), pursuant to which CIBC Delaware agreed to establish and operate pavilions in stores operated by Safeway, its affiliates and their respective franchisees in the United States ("Safeway Pavilions") under an agreed upon brand (currently Safeway SELECT
Bank); and

         WHEREAS, CIBC has represented to FSI that it operates a total of approximately 151 Safeway Pavilions as of the date of this Amendment , and that Safeway Pavilions are located in the states of Arizona, California, Colorado, Nevada, Oregon and Washington (the "Safeway Territory"); and

         WHEREAS, CIBC and FSI desire to amend the Consulting Agreement to, among other things, clarify the nature of FSI's exclusive consulting arrangement with CIBC;

         NOW, THEREFORE, in reliance upon the foregoing statements and representations, and in consideration of the mutual agreements and other consideration set forth herein, CIBC and FSI agree as follows:



         A. Section 1 of the Consulting Agreement is hereby amended by adding the following to the end of such Section:

            "Notwithstanding any other provision of this Agreement, CIBC shall not be obligated to engage FSI to provide any services, and FSI shall not be obligated to provide any services, with respect to the following (referred to collectively as the "Excluded Activities"): any arrangement regarding the provision of financial products or services (whether through Safeway SELECT Bank or otherwise) between Safeway, CIBC Delaware and/or their respective affiliates within the Safeway Territory, including without limitation arrangements under the Safeway Agreement; provided that Excluded Activities does not include arrangements with

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respect to any store located within the Safeway Territory directly or indirectly acquired by Safeway after July 24, 2002 through merger, acquisition or other corporate transaction (but for clarity not including remodelled or newly built stores located within the Safeway Territory) (i) if FSI has a consulting relationship with such store on the date of the acquisition or (ii) if such store is acquired in an acquisition of more than twenty-five (25) stores in one state in the Safeway Territory and such store is in such state. For purposes of the preceding sentence, "Safeway", "CIBC Delaware", "Safeway Territory" and "Safeway Agreement" have the meanings set forth in the Amendment No. 1 to Consulting Agreement dated July 24, 2002 among the parties."

         B. The penultimate sentence of Section 6 of the Consulting Agreement is deleted and the following is inserted in lieu thereof:

         "In addition, for the term of this Agreement CIBC (directly or through its affiliates) will pay FSI within 45 days of the end of each calendar quarter an amount equal to .0001 times the average balance of deposits of the Program Banks generated by or attributable to the Program Banks in the Geographic Area, based on average daily deposit balances (both interest bearing and noninterest bearing) for the preceding quarter ("Trailer Fees"). CIBC shall keep and shall cause each Program Bank to keep true and accurate records to permit the timely calculation and payment of Trailer Fees. Each payment of Trailer Fees shall be accompanied by supporting schedules sufficiently detailed to show the calculation of such Trailer Fees. From time to time during the term of this Agreement and until one hundred eighty days after FSI is no longer entitled to receive Trailer Fees under this Agreement, FSI may cause an audit to be made of any Program Bank's books and records relating to the Trailer Fees due under this Agreement; provided that FSI shall not have the right to conduct such an audit more than once in any twelve (12) month period unless it reasonably believes that CIBC has not complied with its obligation to pay Trailer Fees. CIBC shall cooperate, and shall cause the Program Bank and their respective officers, employees and agents to cooperate, in connection with such audit. Any such audit shall be conducted during regular business hours at the Program Bank's principal office (or at such other place or places where the relevant books and records are maintained), with at least ten (10) business days prior written notice, and shall be conducted in a manner so as not to interfere unreasonably with the operations of the Program Bank. Any audit shall be conducted by a firm of independent certified public accountants selected by FSI and reasonably acceptable to CIBC or directly by employee(s) of FSI (such accountants or employees being referred to as the "Auditor"). Prior to the audit, CIBC and the Auditor shall enter into a non-disclosure agreement reasonably acceptable to CIBC. FSI and CIBC each agrees to pay promptly to the other any overpayments or underpayments found as a result of the audit; provided, however, that each shall have the right to dispute in good faith any findings of the Auditor. The cost of any such audit will be solely born by FSI, unless such audit discloses an underpayment or amount due to FSI in excess of five percent (5%) of the total amount due for the period audited, in which case CIBC shall pay the reasonable costs of the audit.

         C. Section 6 of the Consulting Agreement is hereby further amended by adding the following to the end of such Section:

            "Notwithstanding the foregoing or any other provision of this Agreement, CIBC shall not have any obligation to pay any fees or other amounts (including without limitation

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Trailer Fees, Monthly Retainer, Monthly Per Location Fee and Initial Per
Location Fee) with respect to the Excluded Activities."



         D. Section 15 of the Consulting Agreement is hereby amended by replacing the notice addresses for CIBC as follows:

         "(a) To CIBC:                      Canadian Imperial Bank of Commerce

                                            Commerce Court West, 51st floor

                                            Toronto, ON M5L 1A2

                                            Attention:  Ram Ramani

                                            Facsimile:  416-980-6273


             With copies to:                CIBC World Markets

                                            245 Park Avenue, 42nd floor

                                            New York, NY 10167

                                            Attention:  Christopher Greene

                                            Facsimile:  917-332-4316



         E. Upon execution and in consideration of this Amendment, CIBC shall pay to FSI by check the amount of One Million United States Dollars (US$1,000,000), which amount the parties acknowledge and agree represents payment in full for all amounts due on or prior to the date hereof under the Consulting Agreement with respect to the Safeway Pavilions and arrangements and businesses established or operated pursuant to the Safeway Agreement.

             (i) FSI, on behalf of itself and its affiliates, as well as its and all their respective successors, partners, members, shareholders, officers, directors, employees, agents, contractors, attorneys and other representatives, hereby irrevocably and unconditionally releases, acquits and forever discharges CIBC, its affiliates and their respective present and former officers, directors, employees, agents, attorneys, contractors, other representatives, shareholders and successors ("CIBC Released Parties"), from and against any and all actions, causes of action (in law or equity, in tort, by contract or by statute), charges, complaints, claims, suits, damages, demands, rights, costs, debts, expenses and other obligations and liabilities of any nature whatsoever, whether known or unknown, arising on or prior to the date hereof related to (i) any fees or other amounts (including without limitation Trailer Fees, Monthly Retainer, Monthly Per Location Fee and Initial Per Location Fee), (ii) any costs or expenses incurred or (iii) any rights or obligations to provide services, in each case to the extent related to the Safeway Pavilions or


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arrangements or businesses established or operated pursuant to the Safeway
Agreement and emanating from, arising out of, or in any way whatsoever related to the Consulting Agreement (the "CIBC Released Obligations"). FSI agrees to defend, indemnify and hold harmless the CIBC Released Parties against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, liabilities, costs and expenses (including, without limitation, legal fees) arising on or prior to the date hereof to the extent related to the CIBC Released Obligations initiated by FSI, its affiliates or any of their respective successors, shareholders, partners, members, subsidiaries, parents, partners, members, officers, directors, employees, agents, contractors, attorneys or other representatives or any person claiming by, through or under or any of them.

                  (ii) CIBC, on behalf of itself and its affiliates, as well as its and all their respective successors, partners, members, shareholders, officers, directors, employees, agents, contractors, attorneys and other representatives, hereby irrevocably and unconditionally releases, acquits and forever discharges FSI, its affiliates and their respective present and former officers, directors, employees, agents, attorneys, contractors, other representatives, shareholders and successors ("FSI Released Parties"), from and against any and all actions, causes of action (in law or equity, in tort, by contract or by statute), charges, complaints, claims, suits, damages, demands, rights, costs, debts, expenses and other obligations and liabilities of any nature whatsoever, whether known or unknown, arising on or prior to the date hereof related to (i) any rights to receive services or (ii) any costs or expenses incurred, in each case to the extent related to the Safeway Pavilions or arrangements or businesses established or operated pursuant to the Safeway Agreement and emanating from, arising out of, or in any way whatsoever related to the Consulting Agreement (the "FSI Released Obligations"). CIBC agrees to defend, indemnify and hold harmless the FSI Released Parties against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, liabilities, costs and expenses (including, without limitation, legal fees) arising on or prior to the date hereof to the extent related to the FSI Released Obligations initiated by CIBC, its affiliates or any of their respective successors, shareholders, partners, members, subsidiaries, parents, partners, members, officers, directors, employees, agents, contractors, attorneys or other representatives or any person claiming by, through or under or any of them.

         F. Each party represents and warrants to the other party that each of the following statements is true and correct as of the date hereof:

                  (i) Such party has all requisite corporate power and authority to enter into this Amendment;

                  (ii) The execution and delivery by such party of this Amendment and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of such party; and

                  (iii) This Amendment has been duly executed and delivered by such party and is a valid and binding obligation of such party, enforceable in accordance with its terms except as such enforceability may be limited by (x) bankruptcy, insolvency and similar laws affecting creditors' rights generally and (y) general principles of equity regardless of whether asserted in a proceeding in equity or law.


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         G. Except to the extent expressly provided herein, the provisions of the Consulting Agreement remain in full force and effect in accordance with its terms and this Amendment shall not be deemed to be a waiver, amendment or modification of any other term or condition of the Consulting Agreement or a waiver or release of or otherwise to affect any rights or remedies that any party to the Consulting Agreement has or may have under or with respect to the Consulting Agreement or any matters relating thereto, whether now existing or hereafter accruing. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. If any provision of this Amendment is deemed to be invalid or unenforceable, the rest of the Amendment shall survive the invalidation of that term and shall continue in full force and effect. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. The parties agree that the signature page to this Amendment may be executed and delivered by facsimile transmission and that such execution and delivery shall be deemed effective for all purposes hereunder.



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         IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first above written.


                                       CANADIAN IMPERIAL BANK OF COMMERCE



                                     BY:       /s/ Don Moffett

                                     TITLE:    Chief Retail Banking Officer
                                               Amicus
                                               Senior Vice President - CIBC


                                     BY:       /s/ Brian Cassidy

                                     TITLE:    CEO, Amicus
                                               Senior Executrive Vice President
                                               CIBC




                                    FINANCIAL SUPERMARKETS, INC.



                                    BY:       /s/ J. Alton Wingate

                                     TITLE:   President





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